Aston Funds

EXHIBIT TO ITEM 77C


At a Special Meeting of Shareholders of ASTON/River Road
Dividend All Cap Value Fund, ASTON/River Road Dividend All
Cap Value Fund II, ASTON/River Road Independent Value Fund,
ASTON/River Road Long-Short Fund and ASTON/River Road Small
Cap Value Fund (collectively the "Funds") held on June 18,
2014 shareholders of the Funds voted to approve a new Sub-
Investment Advisory Agreement between Aston and each River
Road Fund (the "Proposal'). At a Reconvened Meeting, shareholders of ASTON/River Road Select Value Fund voted to approve the Proposal.

The results of the voting are as follows:


      For              Against          Abstain

ASTON/River Road Dividend All Cap Value Fund

 70,079,035.820      223,595.594       789,236.308

ASTON/River Road Dividend All Cap Value Fund II

 4,448,103.577       70,753.000        69,464.276

ASTON/River Road Independent Value Fund

36,763,420.018       188,774.000       342,557.273

ASTON/River Road Long-Short Fund

11,461,658.947       47,068.000         72,819.000

ASTON/River Road Select Value Fund

12,116,643.402       20,659.000         242,353.000

ASTON/River Road Small Cap Value Fund

14,407,188.103       151,648.130        37,088.260